EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT
SUBSIDIARIES OF PAYCHEX, INC. AS OF MAY 31, 2010

Jurisdiction of
Name of Subsidiaries	Incorporation
Advantage Payroll Services Inc.	Delaware
Paychex Insurance Agency, Inc.	New York
Paychex Benefit Technologies Inc.	Delaware
Paychex Business Solutions, Inc.	Florida
Paychex Deutschland GmbH	Germany
Paychex Insurance Concepts, Inc.	New York
Paychex Investment Partnership LP (1)	Delaware
Paychex Management Corp.(2)	New York
Paychex of New York LLC (2)	Delaware
Paychex North America Inc.	Delaware
Paychex Recordkeeping Services, Inc.	Delaware
Paychex Securities Corporation	New York
Paychex Time & Attendance Inc.	Delaware
PXC Inc.	New York
Rapid Payroll, Inc.	California

(1)	Paychex Investment Partnership LP is 1% owned by Paychex, Inc. and 99% owned by PXC Inc.

(2)	Paychex of New York LLC and Paychex Management Corp. are 100% owned by Paychex Investment Partnership LP.
Certain subsidiaries, which considered in the aggregate as a single subsidiary, that would not constitute a significant subsidiary, per Regulation S-X, Article 1, as of May 31, 2010, have been omitted from this exhibit.